As filed with the Securities and Exchange Commission on September 30, 2003

Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

RedEnvelope, Inc.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	33-0844285 (I.R.S. Employer Identification No.)

RedEnvelope, Inc
201 Spear Street, 3rd Floor
San Francisco, California 94105
(Address of Principal Executive Offices)

2003 Employee Stock Purchase Plan
1999 Stock Plan
2003 Directors’ Stock Option Plan
(Full title of the plans)

Alison L. May
President and Chief Executive Officer
(Name and address of agent for service)

415-371-9100
(Telephone number, including area code, of agent for service)

Copy to:

Keith A. Miller
Peter D. Hadrovic
Nicole M. Nemirofsky
Venture Law Group
A Professional Corporation
2775 Sand Hill Road
Menlo Park, California 94025
(650) 854-4488

(Calculation of Registration Fee on following page)

CALCULATION OF REGISTRATION FEE

		Proposed maximum		Proposed maximum
Title of each class of securities	Amount to be	offering price per		aggregate offering	Amount of
to be registered	registered(1)	share		price	registration fee

2003 Employee Stock Purchase Plan
Common Stock, $0.01 par value	401,366 Shares	$11.99	(2)	$4,812,378.34	$389.32
1999 Stock Plan
Common Stock, $0.01 par value	1,007,709 Shares	$2.89	(3)	$2,912,279.01	$235.60
Common Stock, $0.01 par value	824,146 Shares	$14.10	(4)	$11,620,458.60	$940.10
2003 Directors’ Stock Option Plan
Common Stock, $0.01 par value	449,615 Shares	$14.10	(4)	$6,339,571.50	$512.87
TOTAL	2,682,836 Shares			$25,684,687.45	$2,077.89

(1)	This registration statement shall also cover any additional shares of common stock which become issuable under any of the plans being registered pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)	Estimated in accordance with Rule 457(h) under the Securities Act of 1933 (the “Securities Act”) solely for the purpose of calculating the registration fee. The computation is based upon the average of the high and low sale prices of the common stock as reported on the Nasdaq National Market on September 25, 2003, multiplied by 85%, which is the percentage of the trading purchase price applicable to purchases under the referenced Plan.

(3)	Computed in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The computation is based on the weighted average per share exercise price (rounded to nearest cent) of outstanding options under the referenced plan, the shares issuable under which are registered hereby.

(4)	Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The computation with respect to unissued options is based upon the average high and low sale prices of the common stock as reported on the Nasdaq National Market on September 25, 2003.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.      Incorporation of Documents by Reference.

     The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference:

     (a)  The registrant’s prospectus filed on September 25, 2003 pursuant to Rule 424(b) of the Securities Act, which contains audited financial statements for the registrant’s latest fiscal year for which such statements have been filed.

     (b)  Not applicable.

     (c)  The description of the registrant’s common stock contained in the registrant’s Registration Statement on Form 8-A filed with the Commission under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”) on September 9, 2003, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing such documents.

Item 4.      Description of Securities. Not applicable.

Item 5.      Interests of Named Experts and Counsel.

     The validity of the shares of common stock offered by this prospectus will be passed upon for us by Venture Law Group, A Professional Corporation, Menlo Park, California. As of the date of this registration statement, certain attorneys of Venture Law Group and an investment entity affiliated with Venture Law Group own an aggregate of 13,519 shares of the registrant’s common stock.

Item 6.      Indemnification of Directors and Officers.

     The registrant’s Certificate of Incorporation reduces the liability of a director to the corporation or its shareholders for monetary damages for breaches of his or her fiduciary duty of care to the fullest extent permissible under Delaware law. The bylaws of the registrant further provide for indemnification of corporate agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, the registrant has entered into indemnification agreements with its officers and directors.

Item 7.      Exemption from Registration Claimed. Not applicable.

Item 8.      Exhibits.

Exhibit
Number

4.1*	2003 Employee Stock Purchase Plan.
4.2*	1999 Stock Plan.
4.3*	2003 Directors’ Stock Option Plan.
5.1	Opinion of Venture Law Group, a Professional Corporation.
23.1	Consent of Venture Law Group, a Professional Corporation (included in Exhibit 5.1).
23.2	Consent of Independent Auditors (see p. 8).
24.1	Powers of Attorney (see signature page).

*   Incorporated by reference to the exhibits filed with RedEnvelope, Inc.’s Registration Statement on Form S-1 (Registration Statement No. 333-106120) as declared effective by the Securities and Exchange Commission on September 24, 2003.

Item 9.      Undertakings.

     The undersigned registrant hereby undertakes:

               (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[Signature Pages Follow]

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on September 30, 2003.

RedEnvelope, Inc.

By: /s/ Alison L. May Alison L. May President and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alison L. May and Eric C. Wong, jointly and severally, his or her attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorneys-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Alison L. May	President, Chief Executive Officer
	and Director	September 30, 2003
Alison L. May

/s/ Eric C. Wong
	Chief Financial Officer and Secretary	September 30, 2003
Eric C. Wong

/s/ Hilary Billings
	Brand Strategist and Director	September 30, 2003
Hilary Billings

/s/ Michael Dunn
	Director	September 30, 2003
Michael Dunn

/s/ Scott Galloway
	Director	September 30, 2003
Scott Galloway

/s/ Charles Heilbronn
	Director	September 30, 2003
Charles Heilbronn

/s/ Daniel R. Lyle
	Director	September 30, 2003
Daniel R. Lyle

/s/ Michael Moritz
	Director	September 30, 2003
Michael Moritz

INDEX TO EXHIBITS

Exhibit
Number

4.1*	2003 Employee Stock Purchase Plan
4.2*	1999 Stock Plan
4.3*	2003 Directors’ Stock Option Plan
5.1	Opinion of Venture Law Group, a Professional Corporation
23.1	Consent of Venture Law Group, a Professional Corporation (included in Exhibit 5.1)
23.2	Consent of Independent Auditors
24.1	Powers of Attorney (see signature page)

*	Incorporated by reference to the exhibits filed with RedEnvelope, Inc.’s Registration Statement on Form S-1 (Registration Statement No. 333-106120) as declared effective by the Securities and Exchange Commission on September 24, 2003.